UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 16, 2024

FUTUREFUEL CORP.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-52577	20-3340900
(Commission File Number)	(IRS Employer Identification No.)

8235 Forsyth Blvd., Suite 400
St. Louis, Missouri 63105
(Address of Principal Executive Offices)

(314) 854-8352
(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	FF	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of September 3, 2024 (the “Effective Date”), the Board of Directors (the “Board”) of FutureFuel Corp. (the “Company”) appointed Roeland Polet as the Chief Executive Officer of the Company. Mr. Polet succeeds Tom McKinlay who previously announced his retirement as Chief Executive Officer.

Mr. Polet, age 61, most recently served as the Chief Executive Officer, DSM Materials Businesses, for Koninklijke DSM N.V., a Dutch multinational corporation headquartered in Heerlen, Netherlands and publicly traded company with ordinary shares listed on the NYSE Euronext stock exchange in Amsterdam (“DSM”). He served in such role from 2019 to 2023 and also served in other senior leadership roles for DSM from 2015 to 2022, including President and Chief Executive Officer, Protective Materials, and President and Chief Executive Officer, Engineering Materials. At DSM, Mr. Polet demonstrated broad product and end-market experience with respect to chemicals and other materials and implemented significant growth, talent, operational and commercial excellence initiatives. Prior to his service at DSM, Mr. Polet served in senior leadership roles at Valspar Corporation, Celanese Corporation and Carbolite Foods, Inc. Mr. Polet has extensive global business experience including in the United States, Asia and Europe. Mr. Polet received a bachelor of arts, economics, from Sate University of New York at Buffalo.

In connection with his appointment, the Company and Mr. Polet entered into an Employment Agreement dated August 16, 2024 (the “Employment Agreement”). The Employment Agreement provides for, among other things, the following terms:

●	A five-year term beginning on the Effective Date, subject to termination by either party upon prior written notice;
●
Annual base salary of $500,000 and a target annual bonus equal to 50% of Mr. Polet’s then applicable annual base salary, subject to performance conditions established from time to time by the Compensation Committee of the Board;

●
Subject to the approval of the Compensation Committee of the Board, Mr. Polet is entitled to receive on his first day of employment an initial equity grant of 750,000 restricted stock units, vesting in five equal installments on each anniversary of the award date and subject to the other terms and conditions of the FutureFuel Corp. 2017 Omnibus Incentive Plan and a restricted unit award agreement to be entered into by the Company and Mr. Polet;

●
Eligibility to participate in such insurance, disability, health, and medical benefits and retirement plans or programs as are from time to time generally made available to the Company’s executive employees, pursuant to the Company’s policies and subject to the conditions and terms applicable to such benefits, plans or programs;

●
Upon a termination of employment without “cause” or by the executive for “good reason,” Mr. Polet is entitled to receive, among other things, a payment equal to: (i) 12 months’ base salary and (ii) his target annual bonus, paid in equal installments over the 12-month period following termination and execution of a release of claims; and

●	Restrictive covenants, consisting of non-competition and non-solicitation provisions, for two years following termination of employment.

There are no arrangements between Mr. Polet and any other person pursuant to which he was appointed to serve as Chief Executive Officer of the Company. There are no previous transactions between Mr. Polet and the Company which are required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing is a summary of the material terms of the Employment Agreement only, and is qualified in its entirety by the complete terms of the Employment Agreement, which is filed as an exhibit to this Current Report on Form 8-K. The Company issued a press release, dated as of the date hereof, regarding Mr. Polet’s appointment as Chief Executive Officer, which is filed as an exhibit to this Current Report on Form 8-K.

Item 9.01.         Financial Statements and Exhibits.

(d) Exhibit

EXHIBIT NUMBER	DESCRIPTION
10.1	Employment Agreement, dated August 16, 2024, by and between Roeland Polet and FutureFuel Corp.
99.1	Press Release dated August 20, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUTUREFUEL CORP.

By:	/s/ Rose M. Sparks
Rose M. Sparks, Chief Financial Officer

Date: August 20, 2024